                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            McLeodUSA Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                                     MCLEODUSA INCORPORATED
                                                    MCLEODUSA TECHNOLOGY PARK
                                                 6400 C STREET SW, P.O. BOX 3177
                                                  CEDAR RAPIDS, IOWA 52406-3177
                                                         (319) 790-7800
[LOGO OF MCLEODUSA APPEARS HERE]


                                                                  April 16, 2001



Dear Stockholder:

     On behalf of the Board of Directors of McLeodUSA Incorporated, it is my pleasure to invite you to the 2001 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 30, 2001 at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa.

     The Annual Meeting has been called for the following purposes:

     o    To elect five directors to serve on the Board of Directors;

     o To ratify the Board of Directors' appointment of Arthur Andersen LLP as our independent public accountants for the 2001 fiscal year; and

     o To transact such other business as may properly come before the Annual Meeting or any adjournment thereof, all as more fully described in the accompanying Proxy Statement.

     The Board of Directors has approved the matters being submitted by McLeodUSA for stockholder approval at the Annual Meeting and recommends that stockholders vote "FOR" each of the proposals as set forth in the attached Proxy Statement. It is important that your views be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card.



                                        Sincerely,

                                        /s/ Clark E. McLeod

                                        Clark E. McLeod
                                        Chairman and Co-Chief Executive Officer

                             McLeodUSA Incorporated
                            McLeodUSA Technology Park
                         6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, Iowa 52406-3177
                                 (319) 790-7800



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2001



     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of McLeodUSA Incorporated, a Delaware corporation, will be held on Wednesday, May 30, 2001 at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, for the following purposes:

     1. To elect five directors to serve on the Board of Directors to serve in the class of directors whose term expires in 2004;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP as our independent public accountants for the 2001 fiscal year; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof, all as more fully described in the accompanying Proxy Statement.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

     Pursuant to our Bylaws, the Board of Directors has fixed April 3, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. Only stockholders of record at the close of business on that date and eligible to vote will be entitled to vote at the Annual Meeting and any adjournment thereof. A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at our offices located at 6400 C Street SW, Cedar Rapids, Iowa 52406.



                                        By Order of the Board of Directors

                                        /s/ Clark E. McLeod

                                        Clark E. McLeod
                                        Chairman and Co-Chief Executive Officer

Cedar Rapids, Iowa
April 16, 2001



     Whether or not you plan to attend the Annual Meeting, please complete and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. You may, if you wish, revoke your proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date.

                             McLeodUSA Incorporated
                            McLeodUSA Technology Park
                         6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, Iowa 52406-3177
                                 (319) 790-7800
                               ------------------

                                 PROXY STATEMENT
                       2001 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 2001
                               -------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement and the accompanying proxy card are furnished to stockholders of McLeodUSA Incorporated entitled to vote in connection with the solicitation by the Board of Directors of McLeodUSA (the "Board of Directors") of proxies to be used at the 2001 Annual Meeting of Stockholders to be held on Wednesday, May 30, 2001 at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, and at any adjournment thereof.

     If the enclosed proxy card is properly executed by a holder of shares of Class A common stock and returned to McLeodUSA in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED:

     o    "FOR" PROPOSAL 1 TO ELECT THE NOMINEES FOR DIRECTOR

     o "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2001 FISCAL YEAR

     If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in accordance with their best judgment.

     Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time before its exercise by filing with the Secretary of McLeodUSA a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it by submitting a new proxy using the same procedures at a later date.

     The cost of solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, our officers, directors or employees also may solicit proxies personally or by telephone or other means. These persons will not be specifically compensated for the solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse these persons for their reasonable expenses.

     The close of business on April 3, 2001 has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. As of the Record Date, our outstanding capital stock consisted of 612,000,479 shares of Class A common stock, par value $0.01 per share (the "Class A common stock"), 1,149,398 shares of Series A preferred stock, 275,000 shares of Series B preferred stock and 125,000 shares of Series C preferred stock. Each holder of Class A common stock is entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting. Holders of our preferred stock are not entitled to vote at the Annual Meeting.

     Our Bylaws provide that the holders of a majority of the voting rights of the shares of common stock issued and outstanding and entitled to vote shall constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

     Assuming the presence of a quorum at the Annual Meeting:

     o a plurality of the votes cast at the Annual Meeting by the holders of Class A common stock is required for election of directors; and

     o a majority of the voting rights present and entitled to vote at the Annual Meeting by the holders of Class A common stock is required to ratify the appointment of Arthur Andersen LLP as our independent public accountants.

     Unless otherwise required by applicable law or our Certificate of Incorporation or Bylaws, the affirmative vote of a majority of the voting rights present and entitled to vote at the Annual Meeting by the holders of Class A common stock is required to decide any other matter submitted to a stockholder vote. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

     Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as present or entitled to vote on any matter presented at the Annual Meeting. As a result, broker non-votes will not have any effect on Proposals 1 or 2. Abstentions will be counted as shares that are present and entitled to vote on matters presented at the Annual Meeting. As a result, abstentions will not have any effect on Proposal 1 but will have the same effect as a vote against Proposal 2.

     As of the Record Date, Clark E. and Mary E. McLeod beneficially owned 54,468,311 shares of Class A common stock, Alliant Energy Corporation (collectively with its subsidiaries and Alliant Energy Foundation, Inc., "Alliant Energy") beneficially owned 56,201,576 shares of Class A common stock, Richard A. Lumpkin beneficially owned 11,178,836 shares of Class A common stock, and Media/Communications Partners III Limited Partnership and M/C Investors L.L.C. (together, "M/C") beneficially owned 23,483,154 shares of Class A common stock, representing approximately 8.9%, 9.1%, 1.8% and 3.8%, respectively, or approximately 23.5% in the aggregate, of the voting rights of the shares of Class A common stock entitled to vote at the Annual Meeting. Mr. and Mrs. McLeod, Alliant Energy, Mr. Lumpkin and M/C have advised us that they intend to vote in favor of approval of all matters described in this Proxy Statement. Consequently, the likelihood of the approval of all the proposals set forth in this Proxy Statement is substantially enhanced. Mr. and Mrs. McLeod, Alliant Energy, Mr. Lumpkin, M/C and several other stockholders also have entered into one or more voting agreements with respect to the election of directors. See "--Principal Holders of Voting Securities--Stockholders' Agreements."

     This Proxy Statement, the Notice of Annual Meeting of Stockholders and the proxy card were first mailed to stockholders entitled to vote on or about April 20, 2001.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

     Our Bylaws provide that the Board of Directors shall consist of not fewer than three directors nor more than fifteen directors and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. The Board of Directors currently consists of thirteen directors, divided into three classes of directors serving staggered three-year terms.

     At the Annual Meeting, five directors will be elected to serve in the class of directors whose term expires in 2004.

     The Board of Directors has nominated the following for director:

     o Anne K. Bingaman, Peter H.O. Claudy, Thomas M. Collins, Daniel R. Hesse and Richard A. Lumpkin, each for a three-year term

     Unless otherwise specified on the proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Ms. Bingaman, and Messrs. Claudy, Collins, Hesse and Lumpkin. The Board of Directors believes that such nominees will stand for election and will serve if elected. If any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Bylaws, directors are elected by plurality vote.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS.

Information as to Nominees and Continuing Directors

     The following table sets forth information regarding the Board of Director's five nominees for election as directors and those directors who will continue to serve as such after the Annual Meeting.

                                 Age at
                               March 31,   Director     Term
Nominees:                         2001      Since     Expiring  Position(s) Held with the Company
--------                          ----      -----     --------  ---------------------------------
Anne K. Bingaman............       57        1999       2004    Director
Peter H.O. Claudy(1)........       39        1999       2004    Director
Thomas M. Collins(1)(2).....       73        1993       2004    Director
Daniel R. Hesse(3)..........       47        2000       2004    Director
Richard A. Lumpkin..........       66        1997       2004    Vice Chairman and Director

Continuing Directors:
Clark E. McLeod(3)..........       54        1991       2003    Chairman, Co-Chief Executive Officer and Director
Stephen C. Gray(3)..........       42        1992       2002    President, Co-Chief Executive Officer and Director
Roy A. Wilkens..............       58        1999       2002    President and Chief Executive Officer -
                                                                Network Services and Director
Erskine B. Bowles (2).......       55        1999       2003    Director
Robert J. Currey............       55        1997       2002    Director
Theodore J. Forstmann(3)....       61        1999       2003    Director
James E. Hoffman............       48        2000       2003    Director
Paul D. Rhines (1)(2).......       57        1993       2002    Director

-------------------------------------------
(1)  Currently a member of the Audit Committee.
(2)  Currently a member of the Compensation Committee.
(3)  Currently a member of the Executive Committee.

     The principal occupations for the past five years of each of the five nominees for director and the eight directors whose terms of office will continue after the Annual Meeting are set forth below.

Anne K. Bingaman. Ms. Bingaman has served as a director of McLeodUSA since July 1999. Since September 1999, Ms. Bingaman has served as Chairman and Chief Executive Officer of Valor Telecom, LLC, a closely held telecommunications company, headquartered in Dallas, Texas. Prior to founding Valor, Ms. Bingaman was an independent consultant in Washington, D.C. where she focused on antitrust issues related to the telecommunications industry. She served as Senior Corporate Vice President and founding President for the Local Services Division of LCI International Telecom, Inc. from January 1997 until the company's acquisition by Qwest in July 1998. She served as Assistant Attorney General in charge of the Antitrust Division of the U.S. Department of Justice, from June 1993 to October 1996. Before her nomination to the Justice Department, Ms. Bingaman was a partner at a number of law firms, as well as an associate professor of law.

Peter H.O. Claudy. Mr. Claudy has served as a director of McLeodUSA since April 1999, during which time he has been the designee of M/C to the Board of Directors. Mr. Claudy is a general partner of M/C Partners and M/C Venture Partners, affiliates of Media/Communications Partners III Limited Partnership and M/C Investors, L.L.C., and has specialized in investing in telecommunications companies since 1991. He originated and held primary responsibility for the M/C equity investment in Ovation Communications, Inc., which was acquired by McLeodUSA in 1999. Mr. Claudy performs the same role for M/C Venture Partners' investment in, and serves on the board of, Florida Digital Network, a competitive local exchange carrier. He also serves as a director of Cavalier Telephone, a competitive local exchange carrier serving the state of Virginia, and Triad Cellular, a wireless telecommunications company. See "--Principal Holders of Voting Securities - Stockholders' Agreements."

Thomas M. Collins. Mr. Collins has served as a director of McLeodUSA since April 1993. Mr. Collins is of counsel at Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he has practiced law since 1952. Mr. Collins was a director of Teleconnect and its successor, Telecom*USA, from 1985 to August 1990. He is also a director of APAC Customer Services, Inc., a provider of customer relationship management services.

Daniel R. Hesse. Mr. Hesse has served as a director of McLeodUSA since June 2000. Mr. Hesse has served as Chairman of Terabeam Corporation, a Seattle-based provider of proprietary fiber-less optic services, since September 2000 and President and Chief Executive Officer thereof since March 2000. He previously held numerous domestic and international positions at AT&T, including from May 1997 to March 2000 President and Chief Executive Officer of AT&T Wireless Services and Executive Vice President of AT&T. Prior thereto he served as General Manager for the AT&T Online Services Group. Mr. Hesse also previously served as President and Chief Executive Officer of AT&T Network Systems International, where he was responsible for all AT&T Network Systems activities (now Lucent Technologies) in Europe, the Middle East and Africa.

Richard A. Lumpkin. Mr. Lumpkin has served as Vice Chairman and a director since September 1997. Mr. Lumpkin was elected as an officer and a director pursuant to the requirements of the merger agreement between McLeodUSA and Consolidated Communications Inc. ("CCI"). He has continued to serve as a director and is a nominee pursuant to the requirements of certain stockholder agreements. Mr. Lumpkin served as Chairman and Chief Executive Officer of CCI from 1990 to September 24, 1997, the date CCI was acquired by McLeodUSA. He continues to serve as Chairman, Chief Executive Officer and President of Illinois Consolidated Telephone Company ("ICTC"), a wholly-owned subsidiary. From its formation in 1984 to 1990, Mr. Lumpkin served as President of CCI. From 1968 to 1990, Mr. Lumpkin held various executive positions at ICTC, including Vice President of Operations and Treasurer. He is a director of Ameren Corporation, an electric utility holding company, First Mid-Illinois Bancshares, Inc., a bank holding company, and its wholly-owned subsidiary First Mid-Illinois Bank & Trust, a bank. Mr. Lumpkin is Chairman of the Board of Illuminet Holdings, Inc., a telecommunications company. He is also a former director and past president of the Illinois Telephone Association and the United States Telephone Association. See "--Principal Holders of Voting Securities - Stockholders' Agreement."

Clark E. McLeod. Mr. McLeod founded McLeodUSA and serves as Chairman and Co-Chief Executive Officer. He has served as Chairman, Chief Executive Officer and a director since its inception in June 1991. His previous business venture, Teleconnect, an Iowa-based long distance telecommunications company, was founded in January 1980. Mr. McLeod served as Chairman and Chief Executive Officer of Teleconnect from January 1980 to December 1988, and from December 1988 to August 1990, he served as President of Telecom*USA, the successor to Teleconnect following its merger with SouthernNet, Inc. in December 1988. By 1990, Telecom*USA had become America's fourth largest long distance telecommunications company with nearly 6,000 employees. MCI purchased Telecom*USA in August 1990 for $1.25 billion. Mr. McLeod serves on the board of directors of APAC Customer Services, Inc., a provider of customer relationship management services. Mr. McLeod is one of his designees to the Board of Directors. See "--Principal Holders of Voting Securities - Stockholders' Agreements."

Stephen C. Gray. Mr. Gray serves as President and Co-Chief Executive Officer of McLeodUSA since January 2001. He has served as Chief Operating Officer since September 1992, President since October 1994 and a director since April 1993. Prior to joining McLeodUSA in 1992, Mr. Gray served from August 1990 to September 1992 as Vice President of Business Services at MCI, where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. Before joining Telecom*USA, Mr. Gray held a variety of management positions with Williams Telecommunications Company, a long distance telephone company. Mr. Gray is one of Mr. McLeod's designees to the Board of Directors. See "--Principal Holders of Voting Securities - Stockholders Agreements."

Roy A. Wilkens. Mr. Wilkens serves as President and Chief Executive Officer - Network Services, having joined McLeodUSA in January 2000. Mr. Wilkens has served as a director since June 1999. Mr. Wilkens was President of the Williams Pipeline Company when he founded WilTel Network Services as an operating unit of the Williams Companies, Inc., in 1985. He was founder and Chief Executive Officer of WilTel Network Services from 1985 to 1997. In 1995, WilTel Network Services was acquired by LDDS Communications, which now operates under the name WorldCom. Mr. Wilkens served as Vice Chairman of WorldCom until his retirement in 1997. In 1992, Mr. Wilkens was appointed by President George H.W. Bush to the National Security Telecommunications Advisory Council. He also has served as chairman of both the Competitive Telecommunications Association (CompTel) and the National Telecommunications Network. Mr. Wilkens was a director of Splitrock Services, Inc. before its acquisition by McLeodUSA. He was also a director of Williams Communication Group, Inc., a provider of services and products to communications companies, before he resigned his position in December 2000. Mr. Wilkens is a director of The Management Network Group, Inc. (TMNG), a provider of consulting services to the telecommunications industry. Mr. Wilkens is one of Mr. McLeod's designees to the Board of Directors. See "--Principal Holders of Voting Securities - Stockholders' Agreements."

Erskine B. Bowles. Mr. Bowles has served as a director of McLeodUSA since September 1999. Mr. Bowles is a general partner of both Forstmann Little & Co., a major New York private equity firm that has made numerous acquisitions and significant equity investments, and Carousel Capital, a Charlotte, N.C.-based merchant bank he co-founded in 1996. Forstmann Little's best-known acquisitions include Gulfstream Aerospace, General Instrument, Ziff-Davis Publishing, Community Health Systems, Yankee Candle Company, Dr. Pepper and Topps. Mr. Bowles served as Chief of Staff to President Clinton from November 1996 until November 1998. He served as Assistant to the President and Deputy Chief of Staff from October 1994 to December 1995. Mr. Bowles also was Administrator of the U.S. Small Business Administration from May 1993 to September 1994. Mr. Bowles is a director of First Union Corporation, a financial and bank holding company, and V.F. Corporation, a holding company for apparel manufacturers. In April 2001, Mr. Bowles became a director of Merck and Company, Incorporated, a global pharmaceutical company. Mr. Bowles is a designee to the Board of Directors of the holders of the Series B preferred stock.

Robert J. Currey. Mr. Currey has served as a director of McLeodUSA since September 1997. He was elected as a director of McLeodUSA pursuant to the requirements of the CCI merger agreement. Mr. Currey also served as Group President, Telecommunications Services of McLeodUSA between October 1997 and March 1998. Thereafter, he served as President of 21st Century Telecom Group, Inc., which was acquired by RCN Corporation in April 2000. Mr. Currey was named Vice Chairman of RCN Corporation, a provider of communications services to residential customers, in October of 2000. Mr. Currey served as President of CCI from March 1990 until September 1997, when CCI was acquired by McLeodUSA. Mr. Currey serves on the board of directors of AXXENT Inc., a Canadian competitive local exchange carrier.

Theodore J. Forstmann. Mr. Forstmann has served as a director of McLeodUSA since September 1999. Mr. Forstmann is co-founder and senior partner of Forstmann Little & Co., a major New York private equity firm that has made numerous acquisitions and significant equity investments, returning billions to its investors. Forstmann Little's best-known acquisitions include Gulfstream Aerospace, General Instrument, Ziff-Davis Publishing, Community Health Systems, Yankee Candle Company, Dr. Pepper and Topps. Mr. Forstmann serves on the board of directors of Community Health Systems and Yankee Candle Company. Mr. Forstmann is a designee to the Board of Directors of the holders of the Series B preferred stock.

James E. Hoffman. Mr. Hoffman has served as a director of McLeodUSA since May 2000. Since April 1998, he has been President of Alliant Energy Resources, Inc., a wholly owned subsidiary of Alliant Energy Corporation, of which he is Executive Vice President-Business Development. Mr. Hoffman has responsibility for oversight of the non-regulated businesses of Alliant Energy, including energy, environment, transportation, trading and telecommunications. Mr. Hoffman previously served in various executive positions at Alliant Energy, having joined Alliant Energy in 1995. From 1990 to 1995, he was Chief Information Officer for MCI Communications. Before that he served as Executive Vice President of Telecom*USA. Mr. Hoffman is the designee of Alliant Energy to the Board of Directors. See "--Principal Holders of Voting Securities - Stockholders' Agreements."

Paul D. Rhines. Mr. Rhines has served as a director of McLeodUSA since April 1993. Since 1997, Mr. Rhines has been Executive Vice President and Managing Member of Marshall Venture Capital, L.C., which is the General Partner of Marshall Capital Fund, L.P., a venture capital limited partnership. He is a founder and a general partner of R.W. Allsop & Associates, L.P. and R.W. Allsop & Associates II L.P., two venture capital limited partnerships established in Cedar Rapids, Iowa, in 1981 and 1983, respectively. He is also a founder and general partner of MARK Venture Partners L.P., a limited partnership which is the general partner of Allsop Venture Partners III, L.P., a venture capital limited partnership established in Cedar Rapids, Iowa in 1987. He has also served since 1980 as Executive Vice President and a director of RWA, Inc., a venture capital management firm. Mr. Rhines was a director of Teleconnect and its successor, Telecom*USA, from 1982 to 1990.

Corporate Governance and Related Matters

     The Board of Directors conducts its business through meetings and through its committees. The Board of Directors acts as a nominating committee for selecting candidates to stand for election as directors. Pursuant to our Bylaws, other candidates also may be nominated by any stockholder, provided such other nomination(s), together with the identity of the nominator and the number of shares of McLeodUSA stock owned, directly and indirectly, by the nominator, are submitted in writing to the Secretary of McLeodUSA no later than 90 days prior to the meeting of stockholders at which such directors are to be elected. No such nominations have been received as of the date of this Proxy Statement in connection with the Annual Meeting.

     The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee was established in July 2000 and its current members are Messrs. McLeod, Gray, Forstmann and Hesse. The Executive Committee performs duties and exercises powers delegated to it by the Board of Directors, including authority to approve certain asset sales and acquisitions.

     The Audit Committee, among other things, recommends the firm to be appointed as independent public accountants to audit our financial statements, discusses the scope and results of the audit with the independent public accountants, reviews with management and the independent public accountants our interim and year-end operating results, considers the adequacy of our internal accounting controls and audit procedures and reviews the non-audit services to be performed by the independent public accountants. The current members of the Audit Committee are Messrs. Collins, Claudy and Rhines. The Board of Directors amended and restated in December 2000 the written charter for the Audit Committee, a copy of which is attached hereto as Exhibit A. In addition, the Board of Directors has determined that the members of the Audit Committee meet the independence requirements of the National Association of Securities Dealers.

     The Compensation Committee reviews and recommends the compensation arrangements for management and administers the stock option plans and stock purchase plan. The current members of the Compensation Committee are Messrs. Collins, Rhines and Bowles.

     During the fiscal year ended December 31, 2000, the Board of Directors met or acted by unanimous consent eleven times. During the same period, the Executive Committee met twice, the Audit Committee met four times and the Compensation Committee met 12 times. During the fiscal year ended December 31, 2000, no director attended fewer than 75% of the total of all meetings of the Board of Directors and any committee on which the director served.

Directors' Compensation

     Our directors who are also employees receive no directors' fees. Non-employee directors receive directors' fees of $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by telephone. In addition, directors are reimbursed for reasonable out-of-pocket travel expenditures incurred in connection with their attendance at Board and committee meetings.

     Directors are also eligible to receive grants of stock options under the Directors Stock Option Plan. Under our plan, an aggregate of 6,600,000 shares of Class A common stock are reserved for purchase pursuant to option grants to our directors who are not officers or employees. Options for 3,880,000 shares of Class A common stock had been granted under the Directors Stock Option Plan and options to purchase 2,613,750 shares of Class A common stock had been exercised as of February 28, 2001. Each eligible director who commences service as a director is granted an initial option to purchase up to 120,000 shares of Class A common stock. Each eligible director is also granted additional options to purchase up to 60,000 shares of Class A common stock after each subsequent annual meeting of stockholders. In addition, eligible directors may be granted such discretionary options, in addition to the foregoing options, as may be determined by the Board; provided that no more than an aggregate of 600,000 shares of Class A common stock may be granted as discretionary options to any one person. The Directors Stock Option Plan will terminate automatically on March 28, 2006, unless terminated earlier by the Board of Directors.

     Other than the compensation described above, none of the directors received any compensation from McLeodUSA in 2000 in connection with their service as directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth information concerning the cash and non-cash compensation paid or accrued during the periods indicated to our Chief Executive Officer and certain other highly compensated officers (the "Named Executive Officers").

                                                                                  Long Term
                                                                                Compensation
                                                                                   Awards
                                                                                 Securities
                                                       Annual Compensation       Underlying          All Other
Name and Principal Position                  Year          Salary Bonus            Options        Compensation(1)
---------------------------                  ----          ------ -----            -------        ---------------
Clark E. McLeod                              2000      $397,692   $166,651        3,000,000        $1,883,400(2)
   Chairman, Co-Chief Executive              1999       250,000    142,000              0           1,883,200(2)
   Officer and Director                      1998       228,077    122,732          600,000         1,883,200(2)

Stephen C. Gray                              2000       397,692    166,651        6,000,000               3,400
   President, Co-Chief Executive             1999       250,000    142,000        3,000,000               3,200
   Officer and  Director                     1998       228,077    122,732          600,000               3,200

Roy A. Wilkens                               2000       393,846    117,736        6,000,000                0
   President and Chief Executive Officer     1999          0          0             180,000                0
   - Network Services and Director           1998          0          0              72,249                0

Blake O. Fisher, Jr.                         2000       179,999    236,288          120,000              3,400
   Group Vice President -                    1999       175,000    102,680          360,000           342,690(3)
   Planning & Development                    1998       176,193     92,607          210,000              3,200

J. Lyle Patrick                              2000       200,000    190,351          390,000              3,400
   Group Vice President - Finance            1999       149,231    115,640          450,000              3,200
   & Accounting                              1998       131,000    198,810          300,000           203,200(4)

Randall Rings                                2000       160,000    209,634          300,000              3,217
   Group Vice President - Law                1999       116,538     61,728          720,000              3,200
                                             1998        81,231     12,160          138,000              2,576

----------------------------

(1) Unless otherwise indicated, all other compensation represents matching contributions made by McLeodUSA to the McLeodUSA Incorporated 401(k) Plan on behalf of the applicable individual.

(2) Includes $1,880,000 of premiums paid on split dollar life insurance policies for the benefit of the McLeod Family 1998 Special Trust. For additional information, see "-- Certain Transactions."

(3) Includes $339,490 paid by McLeodUSA to Blake O. Fisher, Jr. for reimbursement of relocation expenses.

(4) Includes $200,000 paid by McLeodUSA to J. Lyle Patrick for reimbursement of relocation expenses.

Option Grants

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 2000.

                                                 Individual Grants                                     Potential Realized
                    Number of     Percent of                                                             Value at Assumed
                    Securities   Total Options                                                        Annual Rates of Stock
                    Underlying    Granted to                                                          Price Appreciation for
                     Options     Employees in    Exercise                                                 Option Term
       Name          Granted      Fiscal Year    Price(1)    Grant Date        Expiration Date          5%            10%
------------------   -------      -----------  ----------   ---------------    ---------------     -----------   -------------
Clark E. McLeod     3,000,000(2)     5.74%      $17.5208    January 7, 2000    January 7, 2010     $33,056,211    $83,770,929

Stephen C. Gray     6,000,000(2)    11.49%      $17.5208    January 7, 2000    January 7, 2000     $66,112,422   $167,541,857


Roy A. Wilkens      6,000,000(3)    11.49%      $17.5208    January 7, 2000    January 7, 2010     $66,112,422   $167,541,857

Blake O. Fisher, Jr.  120,000(4)     0.23%      $17.5208    January 7, 2000    January 7, 2010      $1,322,248     $3,350,837


J. Lyle Patrick       180,000(4)     0.34%      $17.5208    January 7, 2000    January 7, 2010      $1,983,373     $5,026,256
                      210,000(2)     0.40%      $17.5208    January 7, 2000    January 7, 2010      $2,313,935     $5,863,965

Randall Rings         120,000(4)     0.23%      $17.5208    January 7, 2000    January 7, 2010      $1,322,248     $3,350,837
                      180,000(2)     0.34%      $17.5208    January 7, 2000    January 7, 2010      $1,983,373     $5,026,256

-----------------------
(1) The exercise price indicated was the fair market value of a share of our Class A common stock on the date of grant, as adjusted to reflect the three-for-one stock split effected in the form of a stock dividend distributed to our stockholders on April 24, 2000.
(2) These options vest according to the following schedule: 100% at the end of three years.
(3) These options vest according to the following schedule: 1/3 per year for three years.
(4) These options vest according to the following schedule: 25% per year for four years.


Aggregate Option Exercises and Fiscal Year-End Values

         The following table sets forth information for each Named Executive Officer concerning the exercise of options during fiscal year 2000, the number of securities underlying unexercised options at the 2000 year-end and the year-end value of all unexercised in-the-money options held by such individuals.

                                                                                                      Value of Unexercised
                           Shares                         Number of Unexercised                       In-the-Money Options
                       Acquired on         Value        Options at Fiscal Year-End                   at Fiscal Year-End(2)
  Name                     Exercise    Realized(1)        Exercisable      Unexercisable        Exercisable       Unexercisable
  ----                     --------    -----------        -----------      -------------        -----------       -------------
Clark E. McLeod           1,502,000    $24,821,322            595,000          3,693,000         $5,416,042          $6,909,128
Stephen C. Gray             915,000    $23,115,371          1,860,390          9,710,796        $21,126,886         $31,138,940
Roy A. Wilkens                 0             0                117,249          6,135,000         $1,183,001            $750,938
Blake O. Fisher, Jr.        620,320    $12,148,103            752,552            916,500         $7,992,797          $7,173,313
J. Lyle Patrick             120,000     $2,363,792            208,500          1,144,500         $1,918,688          $6,129,563
Randall Rings                20,304       $360,533             65,946          1,104,750           $554,454          $6,245,031

----------------------
(1) Represents the difference between the exercise price and the closing price of our Class A common stock on The Nasdaq Stock Market on the day prior to the date of exercise.
(2) Represents the difference between the exercise price and the closing price of our Class A common stock on The Nasdaq Stock Market on December 31, 2000.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is composed entirely of outside directors. During 2000, the Compensation Committee consisted of Paul D. Rhines, Thomas M. Collins, Lee Liu (January 1 through May 31) and Erskine Bowles (May 31 through December 31). Mr. Liu retired from the Board of Directors on May 31, 2000.

     During 2000, we paid 2060 Partnership, L.P. $243,900 for the rental of office and parking spaces in Cedar Rapids, Iowa. 2001 Development Company, an Iowa corporation, is the general partner and 80% owner of 2060 Partnership, L.P. Alliant Energy and McLeodUSA own 54.56% and 3.03%, respectively of the outstanding stock of 2001 Development Company. The directors and officers of 2001 include Mr. Collins and James E. Hoffman, directors of McLeodUSA, and Clark
E. McLeod, a director and executive officer of McLeodUSA. Mr. Lee Liu, a former Compensation Committee member, was Chairman of Alliant Energy until April 2000. Mr. Hoffman, a director of McLeodUSA, is Executive Vice President of Alliant Energy.

     Mr. Collins is also a director of APAC Customer Services, Inc. ("APAC"). In March 2000, McLeodUSA entered into an agreement with APAC under which APAC provides sales, marketing and customer care services to McLeodUSA. McLeodUSA paid $30,722 in 2000 to APAC under this agreement. APAC paid McLeodUSA $502,508 in 2000 for telecommunications services. Clark E. McLeod, an executive officer and director of McLeodUSA, is also a director of APAC.

     During 2000, we paid $622,096 to Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for legal services rendered. We plan to retain the firm in 2001. McLeodUSA provides local and long distance telephone service for Shuttleworth & Ingersoll, P.C., for which we were paid $54,134 in 2000. Thomas
M. Collins is of counsel at Shuttleworth & Ingersoll, P.C.

     For a description of certain other transactions, see "--Certain Transactions."

Employment, Confidentiality and Non-Competition Agreements

     On January 7, 2000, we entered into executive employment agreements with Clark E. McLeod, Stephen C. Gray and Roy A. Wilkens (collectively, the "Executives"). These agreements set forth the terms and conditions for the respective employment of the Executives. The significant terms of the agreements are as follows:

     o    Term. The term of each agreement runs until January 7, 2003.

     o Salary and Bonus Compensation. Each of the Executives receives an initial base annual salary of $400,000, subject to a potential increase each year based on competitive survey data. In addition, each Executive is entitled to bonus opportunities set at not less than 50% of the base annual salary.

     o Equity Compensation. In connection with the agreements, Mr. McLeod was granted an option to purchase 3,000,000 shares of Class A common stock and each of Messrs. Gray and Wilkens was granted an option to purchase 6,000,000 shares of Class A common stock. Each option has an option exercise price equal to the fair market value of the Class A common stock which, in accordance with our 1996 Employee Stock Option Plan, is the closing price of the Class A Common Stock on January 6, 2000.

     o Split Dollar Life Insurance. Pursuant to Mr. McLeod's agreement, McLeodUSA pays a portion of the premiums on split dollar life insurance premiums for the benefit of the McLeod Family 1998 Special Trust. See "--Certain Transactions."

     o Other Benefits. Each Executive is eligible to participate in all of our standard benefit plans.

     o Noncompetition and Nonsolicitation. The Executives are bound by noncompetition and nonsolicitation covenants for the term of the agreements, and for an additional year in certain circumstances.

     o Severance Benefits. If an Executive terminates his employment for good reason or if we terminate his employment in breach of the agreement, the Executive is entitled to: (a) his full salary through the date of termination and amounts due under any applicable compensation plan;
          (b) a liquidated damages payment approximately equal to the number of years (including partial years) remaining in the term of the agreement, multiplied by the Executive's salary and bonus on the date of termination; (c) full vesting of stock options granted during the term of the agreement, with such options to remain exercisable for four years; (d) continued health and related benefits for the remainder of the term of the agreement; and (e) a gross-up payment to cover excise tax payments due on the Executive's severance benefits.

     We have agreements with most members of senior management, including the remaining Named Executive Officers, which govern matters of employment, nonsolicitation and noncompetition. These agreements typically provide that the applicable senior management employee may not compete with us during the term of his or her employment and for either a one or a two-year period following a termination for cause, a resignation or a voluntary termination of employment. The agreements also provide that employees subject to the agreements may not disclose any of our confidential information while employed by us or thereafter. Certain agreements provide that the employee may not solicit our customers or employees after leaving our employment. The agreements have an indefinite term and may be terminated upon advance written notice by either party; provided, however, that the confidentiality and non-competition obligations will survive any such termination. As partial consideration for the execution of the employment, confidentiality, and non-competition agreements, we grant to the employees signing such agreements options to purchase shares of Class A common stock at exercise prices which are based on the fair market value of the Class A common stock on the date of grant. Such options are granted pursuant to our 1996 Employee Stock Option Plan.

Change-of-Control Agreements

     We have entered into change-of-control agreements with our executive officers, including the Named Executive Officers, which provide for payments and benefits in connection with specified terminations of employment after a change of control of McLeodUSA. The change-of-control agreements terminate on December 31, 2006, unless a change of control has occurred during the six months preceding December 31, 2006, in which case the agreements terminate on December 31, 2007. If an executive who is a party to a change-of-control agreement terminates employment within six months after a change of control or, if within 24 months after a change of control, the executive's employment is terminated by McLeodUSA (other than for disability, cause, death or retirement) or by the executive following a material reduction in responsibilities or compensation:

     o the executive will be entitled to a lump sum payment equal to 24 times the executive's average monthly compensation during the 12 months immediately preceding the change of control or the date of termination, whichever average monthly compensation is higher;

     o all of the executive's outstanding options to purchase stock of McLeodUSA will become immediately exercisable in full; and

     o if the executive elects to continue coverage under the group health plan, McLeodUSA will continue to pay the employer portion of the premiums for such coverage for the longer of 24 months or the period of coverage provided by Section 4980B of the Internal Revenue Code of 1986 (the "Code").

     An executive who is entitled to payment(s) pursuant to a change-of-control agreement is subject to a non-compete provision generally restricting the executive from competing with us for a two-year period after the termination of employment.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors has prepared the following report on policies with respect to the compensation of executive officers for 2000.

     Decisions on compensation of executive officers are made by the Compensation Committee. The Compensation Committee also administers our stock option plans and stock purchase plan. No member of the Compensation Committee is an employee of McLeodUSA. The Compensation Committee consisted of Paul D. Rhines, Thomas M. Collins and Lee Liu from January 1, 2000 until May 31, 2000 and Paul D. Rhines, Thomas M. Collins and Erskine B. Bowles from May 31, 2000 to December 31, 2000.

   Compensation Policies Toward Executive Officers

     The compensation policies are designed to:

     o    attract, motivate and retain experienced and qualified executives;
     o    increase the overall performance of McLeodUSA;
     o    increase stockholder value; and
     o    increase the performance of individual executives.

     The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on our overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. The Compensation Committee believes that the level of base salaries plus bonuses of executives should generally be managed to be below the midpoint of the competitive market. In addition, it is our policy to grant stock options to executives upon their commencement of employment and annually thereafter in order to strengthen the alliance of interest between such executives and stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on our performance (as reflected in the market price of the Class A common stock).

     The following describes in more specific terms the elements of compensation that implement the Compensation Committee's compensation policies, with specific reference to compensation reported for 2000:

     Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the same geographic region. Base salaries for executive officers are reviewed annually by the Compensation Committee based upon, among other things, individual performance and responsibilities.

     Annual salary adjustments for executive officers are recommended by the Chairman and President by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance. The Compensation Committee performs the same evaluation of the performance of Messrs. McLeod, Gray and Wilkens (the "Executives"). The Executives' employment agreements entered into on January 7, 2000 are discussed in more detail below. In addition, see "--Employment, Confidentiality and Non-Competition Agreements." Individual performance ratings take into account such factors as achievement of specific goals that are driven by the strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

     Bonuses. Annual bonuses to executive officers are based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors consist of revenue and earnings targets established in the annual budget. Bonuses for 2000 were based upon the achievement of such financial and operating factors. Additional discretionary bonuses are occasionally awarded for exceptional performance.

     Stock Options. A third component of executive officers' compensation involves the grant of options to purchase shares of Class A common stock. The Compensation Committee grants stock options to executives in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the stock value which in turn provides stockholder gains.

     The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with us and on an annual basis. The options generally are granted at an exercise price equal to the higher of market price of the Class A common stock at the date of the grant or the average market price over the preceding 30 days. Options granted to executive officers typically vest over a period of one to seven years following the date of grant. The maximum option term is ten years (or five years in the case of an incentive stock option (as defined in the Code) granted to an optionee beneficially owning more than 10% of the outstanding Class A common stock). The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for our stockholders through appreciation of stock price. We believe that stock options have been helpful in attracting and retaining skilled executive personnel.

     Stock option grants made to executive officers in 2000 reflect significant individual contributions relating to operations and implementation of development and growth programs. Certain newly hired executive officers also received stock option grants at the time of the commencement of their employment. During 2000, we granted stock options covering a total of approximately 52.2 million shares of Class A common stock to approximately 9,000 employees, including options covering an aggregate of 16,155,000 shares of Class A common stock to seven executive officers. The per share option exercise price of such options was $17.5208 for the seven executive officers and from $0.16 to $124.48 for non-executive officer employees, which generally equaled the fair market value of a share of Class A common stock on the respective dates of grant. These options include options granted or assumed in the conversion of options previously granted by companies acquired by McLeodUSA.

     Other. We have a contributory retirement plan (the "401(k) Plan") for our employees (including executive officers) age 21 and over with at least three months of service with us. The 401(k) Plan provides that each participant may contribute up to 15% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant's account equal to 50% of the participant's contribution up to 2% of the participant's annual compensation. In addition we consider making a discretionary annual match of up to another 50% of the participant's contribution up to 2% of the participant's annual compensation. Thus, the total matching contribution can be up to 4% of the participant's annual compensation.

     Executive Employment Agreements

     At the end of 1999, in conjunction with efforts to hire Mr. Wilkens, the Compensation Committee undertook a review and analysis of the existing employment and compensation arrangements with Messrs. McLeod and Gray. The Compensation Committee considered information or advice received from Towers Perrin, Salomon Smith Barney, Arthur Andersen, Williams & Connolly and Cravath, Swain & Moore. The Compensation Committee also investigated and considered compensation, employment and stock ownership information of other telecommunications executives. As a result, the Compensation Committee approved employment agreements with Messrs. McLeod, Gray and Wilkens, see "--Employment, Confidentiality and Non-Competition Agreements." The Compensation Committee manages these employment agreements and sets compensation for the Executives pursuant to these agreements.

     Chief Executive Officer Compensation

     In January 2000, an employment agreement with Mr. McLeod, as Chief Executive Officer, was approved by the Compensation Committee. See "--Employment, Confidentiality and Non-Competition Agreements." The executive compensation policy described in the preceding paragraph was applied in developing the agreement and setting Mr. McLeod's 2000 compensation.

     Mr. McLeod's compensation during the year ended December 31, 2000 included $397,692 in base salary and $166,651 in cash bonus. Mr. McLeod was also granted in 2000 stock options to purchase 3,000,000 shares of Class A common stock. The number of options granted to Mr. McLeod was only 50% of the number granted to each of the other two members of the Office of the Chief Executive. In addition, we paid $1,880,000 of premiums on split dollar life insurance policies for the benefit of the McLeod Family 1998 Special Trust in 2000. For additional information on this arrangement, see "--Certain Transactions." Mr. McLeod's salary, bonus payments and stock option grants for 2000 were consistent with the terms of his employment agreement and in recognition of the achievement of corporate performance in 2000.

     Compensation Deductibility Policy

     Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee intends to structure stock option grants to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

     The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by McLeodUSA to satisfy the requirements for deductibility under Section 162(m) does in fact do so.


                                                Respectfully submitted,

                                                Compensation Committee

                                                Erskine B. Bowles, Chairman
                                                Paul D. Rhines
                                                Thomas M. Collins

Comparative Stock Performance

     The following chart sets forth comparative information regarding cumulative stockholder return on Class A common stock since the initial public offering was completed in June 1996. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. We have never paid a cash dividend on our Class A common stock. Our cumulative stockholder return based on an investment of $100 at June 11, 1996, when the Class A common stock was first traded on The Nasdaq Stock Market, at its split-adjusted closing price of $4.1875, is compared to the cumulative total return of the Standard & Poor's 500 Stock Index and The Nasdaq Telecommunications Stocks Index, comprised of publicly traded companies which are principally in the telecommunications business, during that same period.

                     Comparison of Cumulative Total Returns
             Comparison of Fifty-Four Month Cumulative Total Return*
              Among McLeodUSA Incorporated, The S&P 500 Stock Index
                 and The Nasdaq Telecommunications Stocks Index


                              [CHART APPEARS HERE]

                                                   Nasdaq
                   McLeodUSA      S&P 500     Telecommunications
                 Incorporated   Stock Index      Stocks Index
                 ------------   -----------   ------------------
   6/11/96             100            100              100
   6/30/96         95.5224        99.9493          97.4060
   9/30/96        131.3433       102.4353          93.6688
  12/31/96        101.4925       110.3984          93.4999
   3/31/97         70.6468       112.8396          87.3982
   6/30/97        134.3284       131.9195         107.6996
   9/30/97        156.9652       141.1807         125.3594
  12/31/97        127.3632       144.6309         132.7733
   3/31/98        168.1592       164.2006         168.1491
   6/30/98        154.7264       169.6082         178.8108
   9/30/98         87.0647       152.8310         157.4268
  12/31/98        124.3781       185.0560         216.9193
   3/31/99        167.1642       193.5720         267.7551
   6/30/99        218.9055       207.0376         283.6913
   9/30/99        338.8060       194.2874         270.5656
  12/31/99        468.6567       222.6925         439.7194
   3/31/00        675.1244       227.6719         477.2259
   6/30/00        494.0298       221.7312         377.0570
   9/30/00        341.7910       219.6447         316.1008
  12/31/00        337.3134       202.9152         200.6929

--------
* $100 invested on June 11, 1996, including reinvestment of dividends, if any.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the directors, officers and greater than ten percent beneficial owners of our Class A common stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership of our equity securities and to file subsequent reports when there are changes in such ownership. Directors, officers and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based on our review of these reports and on written representations from the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2000 our directors, officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Certain Transactions

     McLeodUSA has entered into various agreements with Orillion USA, Inc. (formerly InvenSys USA, Inc.) and several of its affiliates (collectively "Orillion") pursuant to which Orillion provides information technology development, programming and consulting services, and investment management services to McLeodUSA. Pursuant to these agreements, McLeodUSA paid Orillion approximately $2,349,356 in 2000. The payments in 2000 were principally related to a $4,000,000 license fee under a license and joint development agreement entered into in March 2000 by McLeodUSA and Orillion. Clark E. McLeod, an executive officer and director of McLeodUSA, was a director of Orillion USA, Inc. until his resignation in December 2000 and Roy A. Wilkens, an executive officer and director of McLeodUSA is currently a director of Orillion USA, Inc.

     McLeodUSA provides paging services, customer premise equipment ("CPE"), labor and services for CPE, long distance service, 800 service and private lines to First Mid-Illinois Bancshares. First Mid-Illinois Bancshares paid McLeodUSA $425,017 for these services in 2000. In April 2000, McLeodUSA disposed of shares that it held in First Mid-Illinois Bancshares valued at approximately $1,168,000. Of the shares disposed, First Mid-Illinois paid $152,000 to McLeodUSA to redeem shares; the Lumpkin Foundation, Inc., a nonprofit corporation, paid $638,400 to McLeodUSA to purchase shares; shares valued at approximately $125,000 were gifted by McLeodUSA to the Lumpkin Foundation, consistent with historical charitable giving practices of McLeodUSA; and the balance of the shares were sold to a third party. The disposition of the shares was approved by the Board of Directors of McLeodUSA which determined that the transfer price was at fair market value. Richard A. Lumpkin, Margaret Lumpkin Keon and Mary Lumpkin Sparks own approximately 14.0%, 6.4% and 6.4% of the capital stock of First Mid-Illinois Bancshares, respectively. Richard A. Lumpkin, an executive officer and director of McLeodUSA is also a director of First Mid-Illinois Bancshares.

     McLeodUSA paid $1,136,235 in 2000 to lease office space from various entities in which Richard A. Lumpkin, Margaret Lumpkin Keon and Mary Lumpkin Sparks have ownership interests. Their financial interest in these transactions totaled $565,506. Mr. Lumpkin is a director, executive officer and significant stockholder of McLeodUSA and Mrs. Keon and Mrs. Sparks are stockholders of McLeodUSA.

     Illuminet Holdings, Inc. paid McLeodUSA $1,922,766 in 2000 for the rental of building space and for DS-1 usage and transmission facilities in the form of private leased lines. McLeodUSA paid Illuminet $5,199,457 in 2000 for database verification services and SS7 link services. Richard A. Lumpkin is the Chairman of the Board of Directors of Illuminet.

     Ameren Corporation and Central Illinois Public Service Company collectively paid McLeodUSA $1,782,432 in 2000 for private line services and long distance services. McLeodUSA paid Ameren and Central Illinois Public Service Company, collectively, $1,147,633 for electric utility services in 2000. Richard A. Lumpkin is a director of Ameren Corporation, the parent company of Central Illinois Public Service Company.

     McLeodUSA is a party to an agreement with Alliant Energy pursuant to which Alliant Energy grants McLeodUSA access to certain of Alliant Energy's towers, rights-of-way, conduits and poles in exchange for capacity on the McLeodUSA communications network. James Hoffman is, and Mr. Lee Liu (a former director of McLeodUSA and former Chairman of Alliant Energy) was from 1993 to 2000, the designee of Alliant Energy to the McLeodUSA Board of Directors. See "--Principal Holders of Voting Securities - Stockholders' Agreements."

     During 2000, McLeodUSA paid City Signal Communications $863,081 for network construction services. Peter H.O. Claudy, a director of McLeodUSA, is a director for City Signal Communications.

     In 2000, McLeodUSA paid $1,274,954 to The Management Network Group, Inc. ("TMNG") for telecommunications consulting services with TMNG. Roy A. Wilkens is a director of TMNG.

     McLeodUSA paid Tachion Networks, Inc., a network equipment maker, $3,260,300 in 2000. Roy A. Wilkens is a director of Tachion Networks, Inc.

      McLeodUSA paid Williams Communication Group, a provider of services and products to communications companies, $661,969 in 2000. Roy A. Wilkens was a director of Williams Communication Group before he resigned his position in December 2000.

     McLeodUSA paid Image Media Group, Inc., a promotional products supplier, $65,127 in 2000. Arthur L. Christoffersen, a McLeodUSA executive officer, is a director for Image Media Group.

     The ownership of a jet aircraft worth approximately $2 million is held 72% by McLeodUSA, 12% by Mr. McLeod and 8% each by Messrs. Gray and Lumpkin. McLeodUSA and Messrs. McLeod, Gray and Lumpkin are parties to a Joint Ownership Agreement by which they have agreed to share the operational expenses of the aircraft in proportion to their respective ownership interest in the aircraft. Messrs. McLeod, Gray and Lumpkin are directors and executive officers of McLeodUSA.

     In February 2000, McLeodUSA and C&M Consulting, L.L.C. ("C&M") jointly purchased a jet aircraft for a total price of approximately $39.5 million. McLeodUSA and C&M are parties to a Joint Ownership Agreement in which they have agreed to share the operational expenses of the aircraft in proportion to their ownership interests (25% by McLeodUSA and 75% by C&M). Clark E. McLeod and his wife, Mary E. McLeod, are the members of C&M.

     In December 1998, McLeodUSA entered into a split dollar arrangement for life insurance policies on the joint lives of Clark and Mary McLeod. The McLeod Family 1998 Special Trust is sole owner and beneficiary of each policy. The McLeod Family 1998 Special Trust agreed to assign the policies to McLeodUSA as collateral for the payment by McLeodUSA of the premiums for these policies. No loans have been taken against these policies. In 2000, the premium payments paid by McLeodUSA on these policies totaled $1,880,000. The aggregate face amount of the policies is $113,000,000. McLeodUSA has agreed with Clark and Mary McLeod that one of the principal reasons for entering into this arrangement is to avoid any need for their heirs to liquidate their holdings of Class A common stock at or soon after the death of one or both of them. Clark and Mary McLeod have agreed to restrictions on their ability to sell or otherwise dispose of their shares of Class A common stock. See "--Principal Holders of Voting Securities--Stockholders' Agreements." McLeodUSA also paid premiums of $138,257 and $71,000 in 2000, respectively, for a universal life policy on Clark and Mary McLeod with a face value of $13,500,000. McLeodUSA is the beneficiary of this policy.

     In March 1996, the Board of Directors adopted a policy requiring that any material transactions between McLeodUSA and persons or entities affiliated with officers, directors or principal stockholders of McLeodUSA be on terms no less favorable to McLeodUSA than reasonably could have been obtained in arms' length transactions with independent third parties or be approved by a majority of disinterested directors.

     For a description of certain other transactions, see "--Compensation Committee Interlocks and Insider Participation."

                         RATIFICATION OF THE APPOINTMENT
                 OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                            FOR THE 2001 FISCAL YEAR
                                  (Proposal 2)

     At the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed the firm of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2001. Arthur Andersen LLP has been our principal independent public accountants for the past four years.

     Stockholder ratification of Proposal 2 is not required by the Bylaws or otherwise. However, the Board of Directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the Board of Directors will reconsider whether or not to retain Arthur Andersen LLP. Even if Proposal 2 is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accountant at any time during the year if the Board of Directors determines that such a change would be in the best interests of McLeodUSA and its stockholders.

     It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     During 2000, we paid the following fees to Arthur Andersen LLP:

     1)   Audit Fees: annual audit and quarterly reviews, $720,500;
     2)   Financial Information Systems Design and Implementation Fees:
          $5,086,000 (including fees through August 7, 2000 to Accenture, an affiliate of Arthur Andersen LLP through that date); and
     3) All Other Fees: $1,221,630. All other Fees principally included SEC filings, tax compliance and consulting, and internal audit services.

     The Audit Committee considered whether the provision of services covered by Financial Information Systems Design and Implementation Fees and All Other Fees is compatible with maintaining the independence of Arthur Andersen LLP.

     The affirmative vote of a majority of the voting rights present at the Annual Meeting is required to approve Proposal 2.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

Report of the Audit Committee

     The Audit Committee of the Board of Directors has prepared the following report for 2000.

     To the Board of Directors of McLeodUSA Incorporated:

     We have reviewed and discussed with management the Company's Audited financial statements as of and for the year ended December 31, 2000.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

  Peter H.O. Claudy, Chairman    Thomas M. Collins             Paul D. Rhines

                            STOCK OWNED BY MANAGEMENT

     The following beneficial ownership table sets forth information regarding beneficial ownership of Class A common stock as of the Record Date by:

     o    each director and director nominee;
     o    each Named Executive Officer; and
     o    all executive officers and directors as a group.

     Under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Class A common stock as of the Record Date plus those shares of Class A common stock that such stockholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each stockholder.

     The table is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes to the table, each of the stockholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

     The number of option shares includes shares of Class A common stock that the individuals named in the table have the right to acquire within 60 days from the Record Date upon exercise of options.


                                                                                     Beneficial Ownership
                                                                     --------------------------------------------------
                                                                           Number of          Number of
                                                                              Option         Shares and
Name of Beneficial Owner                                                      Shares      Option Shares    Percent
------------------------                                                      ------      -------------    -------
Clark E. McLeod (1) (2)                                                      685,000         54,468,311       8.9
Richard A. Lumpkin (1) (3)                                                    51,060         11,178,836       1.8
Stephen C. Gray (4)                                                        2,100,387          3,793,502       *
Roy A. Wilkens                                                             2,117,249          3,299,367       *
Blake O. Fisher                                                              880,997          1,511,928       *
J. Lyle Patrick                                                              253,500            260,263       *
Randall Rings                                                                140,947            150,972       *
Anne K. Bingaman                                                              22,500             22,500       *
Erskine B. Bowles (5)                                                          7,500              7,500       *
Peter H.O. Claudy                                                             15,000             15,000       *
Thomas M. Collins                                                             60,000            913,644       *
Robert J. Currey                                                             255,000            255,000       *
Theodore J. Forstmann (5)                                                      7,500              7,500       *
Daniel R. Hesse                                                                    0                  0       *
James E. Hoffman                                                                   0              3,300       *
Paul D. Rhines                                                                60,000            486,211       *
Directors and executive officers as a group (16 persons)                   5,926,995         75,013,258     12.1

-------------------------------------------------------
*  Less than one percent

(1) Richard A. Lumpkin and certain of his family members, Alliant Energy, M/C and Clark E. and Mary E. McLeod are parties to one or more stockholders' agreements, and accordingly, may constitute a group within the meaning of
Section 13(d)(3) of the Exchange Act. As of the Record Date, these stockholders beneficially owned an aggregate of 145,331,877 shares of Class A common stock, representing an ownership interest of 23.5%, including 4,687,500 shares that Alliant Energy has the right to acquire upon exercise of options, and 685,000 and 51,060 shares that Messrs. McLeod and Lumpkin, respectively, have the right to acquire upon exercise of options, within 60 days from the Record Date. See "--Principal Holders of Voting Securities - Stockholders' Agreements."

(2) Includes 23,308,355 shares of Class A common stock held of record by Mary E. McLeod, Mr. McLeod's wife, over which Mr. McLeod has shared voting power and 1,555,295 shares of Class A common stock held by the McLeod Charitable Foundation for which both Mr. and Mrs. McLeod are directors and over which both have shared voting and dispositive power. Also includes 750,000 shares of Class A common stock held by the Clark E. McLeod Charitable Remainder Unitrust and 750,000 shares of Class A common stock held by the Mary E. McLeod Charitable Remainder Unitrust for which Mr. McLeod is a trustee and over which Mr. McLeod has shared voting and investment power. Mr. McLeod's address is c/o McLeodUSA Incorporated, McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, IA 52406-3177.
(3) Includes 4,434,898 shares of Class A common stock held by various trusts for the benefit of the family of Mr. Lumpkin over which he has shared voting and investment power. Includes 4,568,606 shares of Class A common stock held by various trusts for the benefit of the family of Mr. Lumpkin over which he has shared investment power.
(4) Includes 67,500 shares of Class A common stock held by various trusts for the benefit of the family of Mr. Gray over which he has shared voting and investment power. (5) As of the Record Date, 275,000 shares of McLeodUSA Series B preferred stock and 125,000 shares of McLeodUSA Series C preferred stock were issued and outstanding. Three limited partnerships affiliated with Forstmann Little & Co. are the beneficial owners of all of the outstanding shares of each of these series of preferred stock. Based on the conversion ratio as of the Record Date, these preferred shares are convertible on or after September 15, 2004, or earlier under certain limited circumstances, into approximately 82.2 million Class A common shares. Messrs. Forstmann and Bowles are general partners of Forstmann Little & Co. The address of Forstmann Little & Co is 767 Fifth Avenue, New York, NY 10153. The amount of beneficial ownership was disclosed on a Schedule 13D filed by the limited partnerships on September 22, 1999.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of the Record Date with respect to the ownership of shares of Class A common stock by each person believed by management to be the beneficial owner of more than five percent of the outstanding Class A common stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

     As of the Record Date, 275,000 shares of McLeodUSA Series B preferred stock and 125,000 shares of McLeodUSA Series C preferred stock were issued and outstanding. Three limited partnerships affiliated with Forstmann Little & Co. beneficially owned all of the outstanding shares of the Series B preferred stock and the Series C preferred stock. See "--Stock Owned by Management."

                                                                  Beneficial Ownership
                                                           -------------------------------
          Name of Beneficial Owner                         Number of Shares        Percent
          ------------------------                         ----------------        -------
          Alliant Energy Investments, Inc. (1)               56,201,576               9.1
          Clark E. McLeod (2) ................               54,468,311               8.9
          Putnam Investments, Inc. (3) .......               51,806,321               8.5
          Janus Capital Corporation (4) ......               45,017,780               7.4


----------------------------
(1) Includes 4,687,500 shares of McLeodUSA Class A common stock that Alliant Energy Investments, Inc., a wholly owned subsidiary of Alliant Energy Corporation, has the right to acquire upon exercise of options and 32,521,806 shares of Class A common stock of which Alliant Energy Investments, Inc. is the holder of record. Heartland Properties, Inc., a wholly owned subsidiary of Alliant Energy Investments, Inc., is the holder of record of 1,324,706 shares of Class A common stock. LNT Communications L.L.C., a limited liability company wholly owned by Alliant Energy Resources, Inc., a wholly owned subsidiary of Alliant Energy Corporation, is the record holder of 1,883,334 shares. 15,634,230 shares are held of record by MARIL & Co as nominee for Alliant Energy Resources, Inc. Alliant Energy Foundation, Inc., an independently chartered foundation which is affiliated with Alliant Energy Corporation, is the record holder of 150,000 shares of McLeodUSA Class A common stock. The address of Alliant Energy Corporation is 222 West Washington Avenue, P.O. Box 192, Madison, WI 53701.
(2)  See "--Stock Owned by Management."
(3) The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109. The amount of the beneficial ownership was disclosed on a
     Schedule 13G filed by Putnam Investments, Inc. on February 13, 2001.

(4) The address of Janus Capital Corporation is 100 Fillmore Street, Suite 400, Denver, CO 80206-4923. The amount of beneficial ownership was disclosed on a Schedule 13G filed by Janus Capital Corporation on February 15, 2001.


Stockholders' Agreements

     On March 10, 2000, we entered into a further amendment and restatement of a stockholders' agreement originally entered into on November 18, 1998 with several of our significant stockholders consisting of Alliant Energy Corporation and various of its affiliates, Clark and Mary McLeod, and Richard Lumpkin and various other parties related to Mr. Lumpkin.

      The further amended and restated November 1998 stockholders' agreement provides, among other things, that:

     o until December 31, 2001, the parties will not sell any of our equity securities, or any other securities convertible into or exchangeable for our equity securities, without receiving the prior written consent of our Board of Directors, except for transfers of the restricted securities specifically permitted by the agreement;

     o to the extent our Board of Directors approves a transfer of our equity securities by a party, the other parties are automatically granted transfer rights;

     o our Board of Directors will determine on a quarterly basis the aggregate number, if any, of shares of Class A common stock, not to exceed in the aggregate 900,000 shares per quarter, that the parties may sell during designated trading periods following the release of our quarterly financial results;

     o to the extent our Board of Directors grants registration rights to a party in connection with a sale of our securities by that party, it will grant similar registration rights to the other parties;

     o our Board of Directors will determine for 2001 the aggregate number, if any, of shares of Class A common stock, not to exceed in the aggregate on a per year basis a number of shares equal to 15% of the total number of shares of Class A common stock beneficially owned by the parties as of December 31, 1998, to be registered by us under the Securities Act for sale by the parties;

     o in any underwritten offering of shares of Class A common stock, other than an offering on a registration statement on Form S-4 or Form S-8 or any other form which would not permit the inclusion of shares of Class A common stock owned by the parties, our Board of Directors will determine the aggregate number, if any, of shares of Class A common stock, not to exceed on a per year basis a number of shares equal to 15% of the total number of shares of Class A common stock beneficially owned by the parties as of December 31, 1998, to be registered by us for sale by the parties in the offering;

     o we may subsequently determine not to register any shares of the parties under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed.


     Under the further amended and restated November 1998 stockholders' agreement, as amended, each party also agreed, until it owns less than 7,500,000 shares of Class A common stock, to vote its shares and take all action within its power to:

     o    establish the size of our Board of Directors at up to 14 directors;

     o cause to be elected to our Board of Directors one director designated by Alliant Energy for so long as it owns at least 7,500,000 shares of Class A common stock;

     o cause to be elected to our Board of Directors three directors who are executive officers of McLeodUSA designated by Clark McLeod for so long as Clark and Mary McLeod collectively own at least 7,500,000 shares of Class A common stock;

     o cause Richard Lumpkin to be elected to our Board of Directors for so long as Richard Lumpkin and various other parties related to Mr. Lumpkin collectively own at least 7,500,000 shares of Class A common stock;

     o cause to be elected to our Board of Directors up to nine non-employee directors nominated by the Board.


     The further amended and restated November 1998 stockholders' agreement terminates on December 31, 2001.

     On March 10, 2000, we also entered into a further amendment and restatement of a stockholders' agreement originally entered into on January 7, 1999 with the parties to the stockholders' agreement described above and M/C Investors L.L.C. and Media/Communications Partners III Limited Partnership in connection with the acquisition by us of Ovation Communications, Inc.

      The further amended and restated January 1999 stockholders' agreement provides that, until December 31, 2001, the M/C entities will not sell any equity securities, or any other securities convertible into or exchangeable for our equity securities, received pursuant to our acquisition of Ovation Communications, without receiving the prior written consent of our Board of Directors, except for transfers of the restricted securities specifically permitted by the agreement. The further amended and restated January 1999 stockholders' agreement also contains various provisions intended to insure that the M/C entities and the parties to the further amended and restated November 1998 stockholders' agreement are treated on a basis generally similar to one another in connection with permitted sales and registration of our securities under such agreements. In addition, for so long as the M/C entities own at least 7,500,000 shares of Class A common stock, the M/C entities have agreed to vote their shares in accordance with the voting agreement contained in the further amended and restated November 1998 stockholders' agreement, as amended, and the other parties have agreed to vote their shares to cause to be elected to our Board of Directors one director designated by the M/C entities.

     The further amended and restated January 1999 stockholders' agreement terminates on December 31, 2001.



                       SUBMISSION OF STOCKHOLDER PROPOSALS
                  FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

     Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2002 annual meeting of stockholders must be received by us no later than December 21, 2001 pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2002 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.


                           OTHER STOCKHOLDER PROPOSALS
                 FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING

     For any proposal that is not submitted for inclusion in next year's proxy statement but is instead presented directly at the 2002 annual meeting of stockholders, management will be able to vote proxies in its discretion if we:

     o receive notice of the proposal before the close of business on March 6, 2002, and advise stockholders in the 2002 proxy statement about the nature of the matter and how management intends to vote on such matter, or

     o do not receive notice of the proposal prior to the close of business on March 6, 2002

     Notices of intention to present proposals at the 2002 annual meeting should be addressed to Corporate Secretary, McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

          OTHER MATTERS THAT MAY COME BEFORE THIS YEAR'S ANNUAL MEETING

     Our Board of Directors does not know of any other matters to be presented for a vote at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.


                                        By Order of the Board of Directors

                                        /s/ Clark E. McLeod

                                        Clark E. McLeod
                                        Chairman and Co-Chief Executive Officer



Cedar Rapids, Iowa
April 16, 2001


     A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2000 accompanies this Proxy Statement and it includes an Annual Report on Form 10-K for the fiscal year ended December 31, 2000 that we filed with the SEC. Stockholders may obtain, free of charge, an additional copy of the Annual Report on Form 10-K by writing to McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, Attention: Corporate Secretary. McLeodUSA will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee.

                                                                       Exhibit A




                             MCLEODUSA INCORPORATED
  Amended and Restated Charter of the Audit Committee of the Board of Directors
                                December 15, 2000


I.   AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

     o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the National Association of Securities Dealers (NASD). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors within the meaning of NASD Rule 4200(a)(14), free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with each of the following: management, the director of internal auditing department and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in connection with the Company's annual proxy statement at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. The results of these reviews, and the recommendation of the Committee, will be reported to the Board of Directors for consideration by the Board.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditor's independence, receive from the independent auditors a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1, actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditors.

     8. Review the independent auditors' audit plan and discuss the scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.


Internal Audit Department and Legal Compliance

     11. Review the budget plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     12. Review the appointment, performance, and replacement of the senior internal audit executive.

     13. Review significant findings from reports prepared by the internal audit department together with management's response and follow-up to these reports.

     14. On at least an annual basis, review with the Company's counsel, any legal matters that could have significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     15. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

Other Audit Committee Responsibilities

     16. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     17. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee of the Board deems necessary or appropriate.

     18. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     19.  Periodically perform self-assessment of Audit Committee performance.

     20. Review financial and accounting personnel succession planning within the Company.

            [Form of Proxy Card for Holders of Class A Common Stock]

                             McLEODUSA INCORPORATED
                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 30, 2001

                                   10:00 A.M.

                              COLLINS PLAZA HOTEL
                              1200 Collins Road NE
                               Cedar Rapids, Iowa


[McLeodUSA logo]
--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR USE AT THE ANNUAL MEETING ON MAY 30, 2001.

The herein-named stockholder of McLeodUSA Incorporated ("McLeodUSA") appoints
J. Lyle Patrick and Randall Rings or either one of them, with full power of substitution, as proxies to cast all votes, as designated below, which the stockholder is entitled to cast at the 2001 Annual Meeting of stockholders to be held on Wednesday, May 30, 2001, at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, and at any adjournment thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly submitted, will be voted as directed by the stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, and "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

The stockholder named herein acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and revokes any proxy or proxies heretofore given. The stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it by submitting a new proxy using the same procedures at a later date.

           PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
            USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. OR YOU CAN
               GIVE YOUR PROXY BY CALLING THE TOLL-FREE TELEPHONE
                        NUMBER OR BY USING THE INTERNET,
                  EACH AS DESCRIBED IN THE INSTRUCTIONS ON THE
                          REVERSE OF THIS PROXY CARD.

                      See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or through the Internet saves McLeodUSA postage and other expenses. The deadline for telephone or Internet voting is 12:00 noon ET, May 29, 2001.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK***EASY***IMMEDIATE
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon ET on May 29, 2001. Have your proxy card in hand when you call.

 .  You will be prompted to enter your 3-digit Company Number and your 7-digit
   Control Number, which are located above.
 .  Follow the simple instructions the voice message provides you.

VOTE VIA INTERNET - http://www.eproxy.com/mcld/-- QUICK***EASY***IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon ET on May 29, 2001. Have your proxy card in hand when you access the Web site.

 .  You will be prompted to enter your 3-digit Company Number and your 7-digit
   Control Number, which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to McLeodUSA Incorporated, c/o Shareowner Services/SM/, P.O. Box 64873, St. Paul, MN 55164-0873.


   If you vote by phone or the Internet, please do not mail your proxy card.
                               Please detach here


         The Board of Directors Recommends a Vote FOR Items 1, and 2.

1.  Election of directors:    01  Anne K. Bingaman   04  Daniel R. Hesse       / / Vote FOR      / / Vote WITHHELD
                              02  Peter H.O. Claudy  05  Richard A. Lumpkin        all nominees      from all nominees
                              03  Thomas M. Collins



(Instructions:  To withhold authority to vote for any indicated            -------------------------------------------------------
 nominee, write the number(s) of the nominee(s) in the box provided        |                                                      |
 to the right.)                                                            -------------------------------------------------------

2.  To ratify the Board of Directors' appointment
    of Arthur Andersen LLP as the Company's
    independent public accountants for the 2001
    fiscal year.                                                           / /  For          / / Against          / / Abstain


If you receive more than one proxy card, please date, sign and return all cards
                                                                      ---
in the accompanying envelope; if you choose to vote by phone or Internet, you will need to enter the Company Number and Control Number from all cards you receive.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
                        ---


Address Change?  Mark Box        / /                                                          Date
Indicate changes below:                                                                           --------------------------------

                                                                           -------------------------------------------------------
                                                                           |                                                      |
                                                                           -------------------------------------------------------
                                                                          Signature(s) in Box
                                                                          (Please date and sign here exactly as name appears at
                                                                          left. When signing as attorney, executor,
                                                                          administrator, trustee, guardian or other fiduciary,
                                                                          give full title as such; and when stock has been issued
                                                                          in the name of two or more persons, all should sign.)
